VISUAL BIBLE INTERNATIONAL, INC.


Nashville, TN, March 5/PRNewswire/   Visual Bible International,
Inc., (the "Company") is pleased to announce that it has executed a letter of intent with Covenant Film Productions Inc., ("Covenant"). The letter of intent covers services to be provided by Covenant to the Company and its subsidiaries in connection with the development of film adaptations, on a word-for-word basis, of Books of The Bible.

Execution of definitive agreements and closing is expected to take place shortly after satisfactory due diligence review to be completed by Covenant on or before March 29, 2002. Covenant is expected to be responsible for recruiting senior management and consultants experienced in film production and marketing for the Company. In addition, Covenant will advise the Company on the recruitment of individuals to augment its Board of Directors and will assemble an advisory committee of theological scholars to collaborate with the Company in the creative development and film production processes.

The Company is seeking to raise additional capital for general corporate purposes, and receipt by the Company of certain threshold amounts is a condition to the closing with Covenant.

The Company is a global Christian faith-based media enterprise that is the owner of certain exclusive license agreements with the American Bible Society, the International Bible Society and Broadman & Holman Publisher which permit it to produce, and on a world wide basis, distribute, market and sell, the Good News Translation and Contemporary English Versions of the Bible, the New International Version of the Bible and the Holman Christian Standard Version of the Bible which was created by the Southern Baptist Convention. The Company's current film library consists of word-for-word adaptations of the Books of Matthew and Acts.

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from those discussed in such forward-looking statements.

SOURCE Visual Bible International, Inc.

CONTACT: David Weiner, National Public Relations, (416) 586-0180